UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2015

DST SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-14036	43-1581814
(Commission File Number)	(I.R.S. Employer Identification No)

333 West 11th Street, Kansas City, Missouri	64105
(Address of principal executive offices)	(Zip Code)

(816) 435-1000
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 15, 2015. DST Systems, Inc.’s (“DST” or the “Company”) Board of Directors (the “Board”) appointed Joseph C. Antonellis as a member of the Board, effective immediately. The Board also appointed Mr. Antonellis to serve on its Audit Committee and Nominating/Corporate Governance Committee. Mr. Antonellis’ initial term will expire at the Company’s 2016 Annual Meeting of Stockholders. It is the Board's intention to nominate Mr. Antonellis for election at the 2016 Annual Meeting of Stockholders and, if elected, he will serve a term expiring in 2017.

Mr. Antonellis served in a variety of positions of increasing responsibility at State Street Corporation (“State Street”) from November 1991 through his retirement in July 2015. From March 2010 until his retirement, he served as Vice Chairman and head of all Europe and Asia/Pacific Global Services and Global Markets businesses. In 2006, he was appointed Vice Chairman with additional responsibility as head of Investor Services in North America and Global Investment Manager Outsourcing Services. Prior to this, in 2003, he was named head of Information Technology and Global Securities Services. Before joining State Street, Mr. Antonellis held a number of positions with Bank of Boston over a 15-year period, including Mutual Fund Custody division head and deputy corporate auditor. Until October 2015, he served as a director of Princeton Financial Systems Inc., a State Street company, and Boston Financial Data Services, Inc. ("Boston Financial"), a joint venture between DST and State Street.

DST’s Chief Executive Officer, Chairman and President, Stephen Hooley, is currently a member of the board of Boston Financial. Mr. Hooley served in various executive officer and board positions between 2006 and 2013 with International Financial Data Services Limited Partnership ("IFDS, L.P"), and International Financial Data Services Limited ("IFDS UK"), both of which are joint ventures with State Street.
Mr. Hooley's brother, Joseph L. Hooley, is the Chief Executive Officer of State Street. As of September 30, 2015, DST held State Street stock with a market value of approximately $146.7 million.
For 2014, DST had equity in earnings of unconsolidated affiliates, net of income taxes provided by the unconsolidated affiliates, of $6.5 million from IFDS, L.P. and $12.6 million from IFDS UK.
For 2014, DST had equity in earnings of unconsolidated affiliates, net of income taxes provided by the unconsolidated affiliates, of $5.1 million from Boston Financial. Boston Financial uses DST's mutual fund shareowner accounting and recordkeeping system and services as a remote services client. Certain of its subsidiaries provide printing, mailing and other services and license software to Boston Financial and its subsidiaries. In 2014, DST had consolidated operating revenues of $121.7 million from Boston Financial and its subsidiaries.
In 2011, DST acquired certain customer relationship assets (full-service client processing contracts) from Boston Financial. We recorded an intangible asset of $10.7 million, which is being amortized over an estimated life of approximately ten years, and a payable to Boston Financial, which has been classified as debt and which is being paid on an installment basis over five years. At September 30, 2015, the principal amount outstanding to Boston Financial for this acquisition was $2.1 million.
Mr. Antonellis will be paid in accordance with our Non-Employee Director Compensation Program. A description of the program is included as Exhibit 10.1 and incorporated herein by reference. Mr. Antonellis will also be a party to the Company’s standard form of indemnification agreement for non-employee directors. A press release announcing his appointment is included as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Non-Employee Director Compensation Program
99.1	Press Release

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 16th day of December , 2015.

DST Systems, Inc.

By: /s/ Randall D. Young

Name: Randall D. Young
Title: Senior Vice President, General Counsel and
and Secretary